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              Exhibit 23.1 Consent of Muldoon Murphy & Faucette LLP


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                                     CONSENT


     We hereby consent to the references to this firm and our opinions in, and the inclusion of our opinions as exhibits to: the Registration Statement on Form S-1 filed by Clifton Savings Bancorp, Inc. (the "Company"), and all amendments thereto; in the Form H-(e)1-S for the Company, and all amendments thereto; and in the Notice of Mutual Holding Company Reorganization on Form MHC-1 and Application for Approval of Minority Stock Issuance on Form MHC-2 filed by Clifton Savings Bank, S.L.A. (the "Bank"), and all amendments thereto, relating to the mutual holding company reorganization of the Bank.


                                            /s/ Muldoon Murphy & Faucette LLP

                                            MULDOON MURPHY & FAUCETTE LLP

Dated this 12th day of
December 2003